Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES COMPLETION OF EXCHANGE
OFFER FOR ITS 12% SENIOR NOTES DUE 2017

July 30, 2010 – NEW YORK – General Maritime Corporation (“General Maritime” or the “Company”) (NYSE: GMR) announced today that it has completed its offer to exchange (the “Exchange Offer”) up to $300 million principal amount of 12% Senior Notes due 2017 (the “Series B Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its privately placed outstanding 12% Senior Notes due 2017 issued in November 2009 (the “Series A Notes”).  The Exchange Offer expired at 5:00 p.m., New York City time, on July 29, 2010.

A total of $300,000,000 aggregate principal amount of the Series A Notes, representing 100% of the outstanding principal amount of the Series A Notes, were validly tendered and accepted for exchange by the Company.

This news release is neither an offer to sell nor the solicitation of an offer to buy or exchange any securities.  The exchange offer was made solely pursuant to the prospectus dated June 30, 2010, including any supplements thereto.

About General Maritime Corporation

General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. Currently, General Maritime owns a fully double-hull fleet of 32 tankers - three VLCCs, eleven Suezmax tankers, twelve Aframax, two Panamax and four Handymax product tankers - with a total carrying capacity of approximately 4.2 million dwt.  Following the completion of our previously announced acquisition of additional tankers, the Company expects to own a fleet of 38 double-hull tankers.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  It is possible that future events, including whether the exchange offer is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as those described in the "Risk Factors" section of the exchange offer prospectus and in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, as updated by its subsequent reports on Form 10-Q and Form 8-K. It is not possible to foresee or identify all such factors. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements.  These forward-looking statements represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.